Exhibit 3.1
NEWPARK RESOURCES, INC.
CERTIFICATE OF ELIMINATION
OF THE
SERIES D JUNIOR PARTICIPATING PREFERRED STOCK
Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware
Newpark Resources, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:
1.    Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s Board of Directors (the “Board”) adopted the following resolutions respecting the Company’s Series D Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:
WHEREAS, on May 27, 2020, the Board adopted a resolution designating a series of One Hundred Twenty Thousand (120,000) shares of Series D Junior Participating Preferred Stock (the “Series D Junior Participating Preferred Stock”); and
WHEREAS, the Board deems it advisable and in the best interest of the Company and its stockholders to eliminate the Series D Junior Participating Preferred Stock.
NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series D Junior Participating Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation, Preferences and Rights of Series D Junior Participating Preferred Stock previously filed with respect to the Series D Junior Participating Preferred Stock (the “Certificate of Designation”);
RESOLVED, FURTHER, that each of the officers of the Company be, and each of them individually hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate the Series D Junior Participating Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series D Junior Participating Preferred Stock with the Secretary of State of the State of Delaware;
2.    In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation with respect to the Series D Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 20 day of May, 2021

NEWPARK RESOURCES, INC.

By:	/s/ E. Chipman Earle
Name: E. Chipman Earle
Title: VP, General Counsel and Corporate Secretary

[Signature Page to Certificate of Elimination]